Exhibit 99.1

             Insight Announces Third Quarter 2006 Results

    NEW YORK--(BUSINESS WIRE)--Nov. 8, 2006--Insight Communications Company today announced financial results for the quarter ended
September 30, 2006.

    Third Quarter Highlights

-- Revenue of $318.1 million, an increase of 14% over Q3 2005

-- Adjusted Operating Income before Depreciation and Amortization* of
   $124.9 million, an increase of 8% over Q3 2005

-- Capital expenditures of $71.5 million

-- Free Cash Flow* of ($4.2) million

-- Total Customer Relationships of 1,395,400 at Q3 2006, an increase of 61,200 compared to 1,334,200 at Q3 2005

-- Total Revenue Generating Units ("RGUs") of 2,608,700 at Q3 2006, an increase of 14% from Q3 2005

   -- High-speed Internet ("HSI") customer net gain of 44,800, compared to net additions in Q3 2005 of 47,900. Total HSI customers at quarter end were 579,300, a penetration of 24% of HSI homes passed.

   -- Basic customer net gain of 16,400, an improvement of 2,600 from Q3 2005 net gains of 13,800, resulting in 1,318,800 basic customers at quarter end, representing a 3.8% growth rate in basic customers

   -- Digital customer net gain of 25,500, compared to net additions in Q3 2005 of 29,100. Total digital customers at quarter end were 597,700, a penetration of 48% of the company's Digital
      Universe.

   -- Telephone customer net gain of 5,700, compared to net additions in Q3 2005 of 7,400. Total telephone customers at quarter end were 112,900, a penetration of 11% of marketable homes passed.

-- As of September 30, 2006, 98% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network.


    Operating Results for the Three Months Ended September 30, 2006 Compared to the Three Months Ended September 30, 2005

    Revenue for the three months ended September 30, 2006, totaled $318.1 million, an increase of 14% over the prior year, due primarily to customer gains in all services, as well as video rate increases. High-speed Internet service revenue increased 22% over the prior year, which was attributable to an increased customer base and was partially offset by lower average revenue per customer due to promotional discounts. Insight added a net 44,800 high-speed Internet customers during the quarter to end at 579,300 customers.

* See explanation of these Non-GAAP measures on page 5.

    Basic cable service revenue increased 8% due to an increased customer base and video rate increases, partially offset by promotional discounts. In addition, digital service revenue increased 28% over the prior year primarily due to an increased customer base. Insight added a net 25,500 digital customers during the quarter to end at 597,700 customers. Other revenue also increased as a result of a settlement of a fiber lease dispute.

    Insight has been increasing its customer growth and retention efforts by increasing spending on sales and marketing efforts, emphasizing bundling and enhancing and differentiating its video services with video-on-demand, high definition television and digital video recorders. The company is also continuing to focus on improving customer satisfaction through higher service levels and increased customer education of product offerings.

    Revenue by service offering was as follows for the three months ended September 30 (dollars in thousands):

                       Revenue by Service Offering
            ------------------------------------------------- --------
            Three Months             Three Months                %
                Ended                    Ended                 Change
            September 30, % of Total September 30, % of Total   in
                2006       Revenue       2005       Revenue    Revenue
            ------------- ---------- ------------- ---------- --------
Basic       $    159,677       50.2% $    148,393       53.2%     7.6%
High-Speed
 Internet         60,402       19.0%       49,677       17.8%    21.6%
Digital           34,979       11.0%       27,300        9.8%    28.1%
Advertising       20,024        6.3%       18,416        6.6%     8.7%
Premium           13,891        4.4%       13,215        4.7%     5.1%
Telephone         13,249        4.2%        9,020        3.2%    46.9%
Franchise
 fees              7,496        2.3%        7,681        2.8%    -2.4%
Other              8,387        2.6%        5,284        1.9%    58.7%
            ------------- ---------- ------------- ---------- --------
Total       $    318,105      100.0% $    278,986      100.0%    14.0%
            ============= ========== ============= ========== ========

    Total Customer Relationships were 1,395,400 as of September 30, 2006, an increase of 61,200 from 1,334,200 as of September 30, 2005. Total Customer Relationships represent the number of customers who receive one or more of Insight's products (i.e., basic cable, high-speed Internet or telephone) without regard to which product they purchase. In the three months ending September 30, 2006, Insight added 92,400 RGUs, which represent the sum of basic, digital, high-speed Internet and telephone customers, and as of September 30, 2006, had 2,608,700 RGUs, an increase of 14% from September 30, 2005.

    RGUs by category were as follows (in thousands):

                      September 30, 2006 September 30, 2005
                      ------------------ ------------------
Basic                           1,318.8            1,271.0
Digital                           597.7              489.9
High-Speed Internet               579.3              439.2
Telephone                         112.9               80.9
                      ------------------ ------------------
  Total RGUs                    2,608.7            2,281.0
                      ================== ==================

    Average monthly revenue per basic customer was $80.90 for the three months ended September 30, 2006, compared to $73.57 for the three months ended September 30, 2005. This primarily reflects the continued growth of high-speed Internet and digital product offerings in all markets, as well as video rate increases and one-time revenue from the settlement of a fiber lease dispute.

    Programming and other operating costs increased $17.9 million, or 19%. Increases in customers, the addition of new programming content and substantial increases in programming rates were significant drivers of the cost increase for the three months ended September 30, 2006. For the three months ended September 30, 2005, programming costs reflected certain programming credits and a one-time settlement for a disputed claim with a vendor. These credits resulted from favorable resolution of pricing negotiations related to certain prior period programming costs that were accrued at a higher rate than the amount actually paid. Programming credits for the three months ended September 30, 2006, were significantly lower, causing overall programming cost increases to be greater. Direct operating costs decreased due to a decrease in our high-speed Internet service costs as the company finalized the transition of its Internet services in-house and realized both the cost savings and operational benefits of this investment partially offset by increases in telephone cost of sales as we continue to invest and roll out this product. Other operating costs increased primarily as a result of increases in technical salaries for new and existing employees; increases in repair, maintenance and warranty costs; an increase in taxes due to a change in the tax law in Kentucky; and an increase in installation labor due to increased customer activity.

    Selling, general and administrative expenses increased $8.8 million, or 12%, primarily due to increased payroll, payroll related costs and temporary help associated with an increase in the number of employees and salary increases for existing employees. The increase in the number of employees represents investments in direct sales, customer care and information technology personnel to continue to upgrade and enhance our product offerings and increase customer satisfaction. A portion of these information technology personnel increases were directly related to the transition of our Internet services in-house. Marketing expenses increased over the prior year to support the continued rollout of high-speed Internet, digital and telephone products, and to grow the company's core video customer base. Customer billing, collection fees and bad debt expense increased due to the increase in our customer base.

    Depreciation and amortization expense increased $7.7 million, or 13%, primarily as a result of an increased level of capital expenditures through September 30, 2006. These expenditures were primarily for purchases of customer premise equipment, installation materials, capitalized labor, headend equipment, network extensions and network capacity and bandwidth increases, all of which Insight considers necessary in order to continue to maintain and grow its customer base and expand its service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since September 30, 2005.

    As a result of the factors discussed above, Adjusted Operating Income before Depreciation and Amortization increased $8.9 million to $124.9 million, an increase of 8% over Q3 2005.

    Interest expense increased $8.0 million, or 14%, because of:

    -- higher interest rates, which averaged 9.1% for the three months ended September 30, 2006, as compared to 8.3% for the three months ended September 30, 2005;

    -- the termination of our interest rate swap agreement during the three months ended September 30, 2006; and

    -- additional interest expense on the now fully accreted 12 1/4% Senior Discount Notes.

    Liquidity and Capital Resources

    Insight's business requires cash for operations, debt service and capital expenditures. The cable television business has substantial ongoing capital requirements for the construction, expansion and maintenance of its broadband networks and provision of new services. In the past, expenditures have been made for various purposes, including the upgrade of the existing cable network, and will continue to be made for network extensions, network capacity and bandwidth increases, installation of new services, customer premise equipment (e.g., set-top boxes), deployment of new product and service offerings, and, to a lesser extent, network upgrades. Historically, Insight has been able to meet its cash requirements with cash flow from operations, borrowings under its credit facilities and issuances of private and public debt and equity.

    Cash provided by operations for the nine months ended September 30, 2006 and 2005 was $200.6 million and $225.0 million. The decrease was primarily attributable to the effect of the initial cash interest payment on the 12 1/4% Senior Discount Notes, partially offset by the timing of cash receipts and payments related to our working capital accounts.

    Cash used in investing activities for the nine months ended September 30, 2006 and 2005 was $213.5 million and $143.0 million. The increase primarily was due to increases in capital expenditures. For the nine months ended September 30, 2006 and 2005, Insight spent $213.3 million and $144.6 million in capital expenditures. These expenditures principally constituted purchases of customer premise equipment, capitalized labor, installation materials, headend equipment, network capacity and bandwidth increases and system upgrades and rebuilds, all of which are necessary to maintain Insight's existing network, grow its customer base and expand its service offerings.

    Cash provided by financing activities for the nine months ended September 30, 2006 was $2.4 million compared to $64.3 million of cash used in financing activities for the nine months ended September 30, 2005. The decrease was due to $65.0 million in net proceeds from borrowings under Insight's credit facility for the nine months ended September 30, 2006.

    Free Cash Flow for the nine months ended September 30, 2006 totaled ($12.7) million, compared to $80.4 million for the nine months ended September 30, 2005. The decrease in Free Cash Flow from the nine months ended September 30, 2005, to the nine months ended September 30, 2006, of $93.1 million was primarily driven by the following:

    --  A $68.7 million increase in capital expenditures; and

    -- A $37.5 million increase in cash interest expense paid primarily driven by the initial cash interest payment on the 12 1/4% Senior Discount Notes and an increase in interest rates.

    These uses of cash were offset by:

    -- An $8.7 million increase in Adjusted Operating Income before Depreciation and Amortization; and

    -- A $4.9 million decrease in the use of Free Cash Flow over the same period in the prior year from changes in working capital accounts.

    Insight believes that the Insight Midwest Holdings credit facility, cash on-hand and cash flow from operations are sufficient to support the company's current operating plan. On October 6, 2006, Insight Midwest Holdings completed the financing of $2.445 billion of senior secured credit facilities. The facilities comprise term loans in the amount of $2.185 billion and a $260.0 million revolving credit facility. The proceeds were used to refinance Insight Midwest Holdings' existing senior credit facilities and to redeem all of Insight Midwest's 10 1/2% Senior Notes due November 1, 2010 and $185.0 million principal amount of Insight Midwest's 9 3/4% Senior Notes due October 1, 2009. This financing will reduce Insight's interest expense and near term debt amortizations. As of November 8, 2006, $110.3 million of the $260.0 million revolving credit facility was drawn (including $9.3 million in letters of credit), and Insight had the ability to draw upon $149.7 million of unused availability to fund any shortfall resulting from the inability of Insight Midwest's cash from operations to fund its capital expenditures, meet its debt service requirement or otherwise fund its operations. Insight expects to use any available Free Cash Flow to repay its indebtedness.

    Use of Adjusted Operating Income before Depreciation and
Amortization and Free Cash Flow

    Insight utilizes Adjusted Operating Income before Depreciation and Amortization (defined as operating income before depreciation, amortization and non-cash stock-based compensation), among other measures, to evaluate the performance of its businesses. Adjusted Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight's businesses and is a component of its annual compensation programs. In addition, Insight's debt agreements use Adjusted Operating Income before Depreciation and Amortization, adjusted for certain non-recurring items, in their leverage and other covenant calculations. Insight also uses this measure to determine how it will allocate resources and capital. Insight's management finds this measure helpful because it captures all of the revenue and ongoing operating expenses of its businesses and therefore provides a means to directly evaluate the ability of the business operations to generate returns and to compare operating capabilities across its businesses. This measure is also used by equity and fixed income research analysts in their reports to investors evaluating Insight's businesses and other companies in the cable television industry. Insight believes Adjusted Operating Income before Depreciation and Amortization is useful to investors because it enables them to assess its performance in a manner similar to the methods used by Insight's management and provides a measure that can be used to analyze, value and compare companies in the cable television industry that may have different depreciation, amortization and stock-based compensation policies.

    A limitation of Adjusted Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures, investment spending and Free Cash Flow. Management also evaluates the costs of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. Another limitation of Adjusted Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures to upgrade its cable network. Management evaluates the impact of interest expense through other measures, including interest expense itself, Free Cash Flow, the returns analysis discussed above and debt service covenant ratios under Insight's credit facility.

    Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures. Free Cash Flow is considered to be an important indicator of Insight's liquidity, including its ability to repay indebtedness. Insight believes Free Cash Flow is useful for investors because it enables them to assess Insight's ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the methods used by Insight's management, and provides a measure that can be used to analyze, value and compare companies in the cable television industry.

    Both Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

    Reconciliation of Net Loss to Adjusted Operating Income before Depreciation and Amortization

    The following table reconciles Net Loss to Adjusted Operating
Income before Depreciation and Amortization. In addition, the table provides the components from Net Loss to Operating Income.

                                  Three Months        Nine Months
                               Ended September 30, Ended September 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                           (in thousands)
Net loss                       $ (7,728) $ (7,375) $(27,442) $(16,445)
(Benefit) provision for income
 taxes                              (94)      125        66       375
                               --------- --------- --------- ---------
Loss before income taxes         (7,822)   (7,250)  (27,376)  (16,070)
Minority interest income
 (expense)                       (1,839)    2,242    (6,454)    6,069
                               --------- --------- --------- ---------
Loss before minority interest
 and income taxes                (9,661)   (5,008)  (33,830)  (10,001)
Other (income) expense:
  Other                              28      (834)       78    (1,505)
  Interest income                  (366)     (853)   (1,247)   (1,876)
  Interest expense               65,810    57,773   188,093   168,781
                               --------- --------- --------- ---------
Total other expense, net         65,472    56,086   186,924   165,400
                               --------- --------- --------- ---------
Operating income                 55,811    51,078   153,094   155,399
Depreciation and amortization    68,743    61,054   200,398   183,274
Stock-based compensation            335     3,876     1,219     7,325
                               --------- --------- --------- ---------
Adjusted Operating Income
 before Depreciation and
 Amortization                  $124,889  $116,008  $354,711  $345,998
                               ========= ========= ========= =========

    Reconciliation of Net Cash Provided by Operating Activities to
Free Cash Flow

    The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from net cash provided by operating activities to operating income.

                               Three Months          Nine Months
                            Ended September 30,   Ended September 30,
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
                                         (in thousands)
Operating income           $  55,811  $  51,078  $ 153,094  $ 155,399
  Depreciation and
   amortization               68,743     61,054    200,398    183,274
  Stock-based compensation       335      3,876      1,219      7,325
                           ---------- ---------- ---------- ----------
Adjusted Operating Income
 before Depreciation and
 Amortization                124,889    116,008    354,711    345,998
  Changes in working
   capital accounts (1)       (6,918)   (13,713)    (3,246)    (8,136)
  Cash paid for interest     (50,603)   (20,480)  (150,074)  (112,598)
  Cash paid for taxes            (64)       (30)      (755)      (252)
                           ---------- ---------- ---------- ----------
 Net cash provided by
  operating activities        67,304     81,785    200,636    225,012
  Capital expenditures       (71,544)   (51,109)  (213,309)  (144,622)
                           ---------- ---------- ---------- ----------
Free Cash Flow             $  (4,240) $  30,676  $ (12,673) $  80,390
                           ========== ========== ========== ==========

(1) Changes in working capital accounts are based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses.

    About Insight Communications

    Insight Communications is the 9th largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet and, in selected markets, voice telephony to its customers.

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight anticipates. Factors that could have a material and adverse impact on actual results include: all of the services offered by Insight face a wide range of competition; Insight has substantial debt and has significant interest payment requirements; there is uncertainty surrounding the potential dissolution of Insight's joint venture with a subsidiary of Comcast Corporation; the terms of Insight Midwest's indebtedness limits Insight's ability to access the cash flow of Insight Midwest's subsidiaries; Insight has a history of net losses; Insight's programming costs are substantial; general business conditions, economic uncertainty or slowdown, and the effects of governmental regulation; and the other risk factors described in Insight's annual report on Form 10-K and other periodic filings. Insight does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEETS
      (dollars in thousands, except share and per share amounts)

                                           September 30, December 31,
                                               2006          2005
                                           ------------- -------------
                                             unaudited
Assets
Cash and cash equivalents                  $     19,279  $     29,782
Investments                                       6,679         5,901
Trade accounts receivable, net of
 allowance for doubtful accounts of $1,169
 and $1,079 as  of September 30, 2006 and
 December 31, 2005                              26,395       27,261
Launch funds receivable                             516           974
Prepaid expenses and other current assets        11,350         9,645
                                           ------------- -------------
 Total current assets                            64,219        73,563

Fixed assets, net                             1,147,333     1,130,705
Goodwill                                         72,430        72,430
Franchise costs                               2,361,959     2,361,959
Deferred financing costs, net of
 accumulated amortization of $28,527 and
 $24,302 as of September 30, 2006 and
 December 31, 2005                              19,998       24,220
Other non-current assets                          2,785         2,287
                                           ------------- -------------
  Total assets                             $  3,668,724  $  3,665,164
                                           ============= =============

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEETS
      (dollars in thousands, except share and per share amounts)

                                           September 30, December 31,
                                               2006          2005
                                           ------------- -------------
                                             unaudited

Liabilities and stockholders' equity
Accounts payable                           $     39,097  $     42,333
Accrued expenses and other current
 liabilities                                     43,641        45,413
Accrued property taxes                           13,947        12,921
Accrued programming costs (inclusive of
 $32,316 and $29,878 due to related
 parties  as of September 30, 2006 and
 December 31, 2005)                             47,008       43,705
Deferred revenue                                  2,152         4,978
Interest payable                                 51,783        20,459
Debt - current portion                           83,500        83,500
                                           ------------- -------------
  Total current liabilities                     281,128       253,309

Deferred revenue                                    874         1,499
Debt                                          2,687,838     2,676,418
Other non-current liabilities                         -         2,382

Minority interest                               244,557       251,011

Stockholders' equity:
Voting preferred stock, $.01 par value:
  Series A - 1,000,000 shares authorized;
   848,945 shares issued and outstanding
   as of September 30, 2006 and December
   31, 2005                                           8             8
  Series B - 1,000,000 shares authorized;
   517,836 shares issued and outstanding
   as of September 30, 2006 and December
   31, 2005                                           5             5
Non-voting preferred stock, $.01 par
 value:
  Series C - 15,000,000 shares authorized;
   13,364,693 shares issued and
   outstanding as of September 30, 2006
   and December 31, 2005                            134           134
  Series D - 50,000,000 shares authorized;
   47,015,659 shares issued and
   outstanding as of September 30, 2006
   and December 31, 2005                            470           470
Non-voting common stock, $.01 par value:
  Series E - 5,000,000 shares authorized;
   3,475,629 and 0 shares issued and
   outstanding as of September 30, 2006
   and December 31, 2005                             37             -
  Series F - 100,000 shares authorized;
   93,250 and 0 shares issued and
   outstanding as of September 30, 2006
   and December 31, 2005                              1             -
Voting common stock, $.01 par value:
  Series G - 10,000,000 shares authorized;
   0 shares issued and outstanding as of
   September 30, 2006 and December 31,
   2005                                               -             -
Additional paid-in-capital                      829,249       829,337
Accumulated deficit                            (372,641)     (345,199)
Deferred stock compensation                      (2,936)       (4,210)
                                           ------------- -------------
  Total stockholders' equity                    454,327       480,545
                                           ------------- -------------
  Total liabilities and stockholders'
   equity                                  $  3,668,724  $  3,665,164
                                           ============= =============

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
                        (dollars in thousands)

                            Three months ended    Nine months ended
                               September 30,         September 30,
                           -------------------------------------------
                             2006       2005*      2006       2005*
                           ---------- ---------- ---------- ----------

Revenue                    $ 318,105  $ 278,986  $ 931,103  $ 827,624

Operating costs and
 expenses:
  Programming and other
   operating costs
   (exclusive of
   depreciation and
   amortization)
   (inclusive of $47,772
   and $135,110, and
   $39,438 and $120,114 of
   programming expense
   incurred through
   related parties for the
   three and nine months
   ended September 30,
   2006 and 2005)            111,431     93,514    333,676    284,269
  Selling, general and
   administrative
   (inclusive of $335 and
   $1,219, and $3,876 and
   $7,325 of stock-based
   compensation for the
   three and nine months
   ended September 30,
   2006 and 2005)             82,120     73,340    243,935    204,682
  Depreciation and
   amortization               68,743     61,054    200,398    183,274
                           ---------- ---------- ---------- ----------
Total operating costs and
 expenses                    262,294    227,908    778,009    672,225
                           ---------- ---------- ---------- ----------

Operating income              55,811     51,078    153,094    155,399

Other income (expense):
  Interest expense           (65,810)   (57,773)  (188,093)  (168,781)
  Interest income                366        853      1,247      1,876
  Other income (expense)         (28)       834        (78)     1,505
                           ---------- ---------- ---------- ----------
Total other expense, net     (65,472)   (56,086)  (186,924)  (165,400)

Loss before minority
 interest and income taxes    (9,661)    (5,008)   (33,830)   (10,001)
Minority interest income
 (expense)                     1,839     (2,242)     6,454     (6,069)
                           ---------- ---------- ---------- ----------

Loss before income taxes      (7,822)    (7,250)   (27,376)   (16,070)
Benefit (provision) for
 income taxes                     94       (125)       (66)      (375)
                           ---------- ---------- ---------- ----------

Net loss                   $  (7,728) $  (7,375)   $(27,442)$ (16,445)
                           ===========================================

* Reclassifications have been made to the prior year's financial statements to conform to those used in 2006.

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                             (unaudited)
                        (dollars in thousands)

                                       -------------------------------
                                       Nine months ended September 30,
                                       -------------------------------
                                            2006            2005
                                       --------------- ---------------
Operating activities:
  Net loss                             $      (27,442) $      (16,445)
  Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
    Depreciation and amortization             200,398         183,274
    Stock-based compensation                    1,219           7,325
    Non-cash consulting expense                     -              45
    Gain on interest rate swaps                     -          (1,684)
    Minority interest                          (6,454)          6,069
    Provision for losses on trade
     accounts receivable                       13,959          13,196
    Contribution of stock to 401(k)
     Plan                                           -           1,990
    Amortization of note discount               6,663          28,630
    Changes in operating assets and
     liabilities:
      Trade accounts receivable               (13,093)         (4,470)
      Launch funds receivable                     458           2,232
      Prepaid expenses and other
       assets                                  (2,266)         (7,392)
      Accounts payable                         (3,236)         (9,241)
      Interest payable                         31,324          27,488
      Accrued expenses and other
       liabilities                               (894)         (6,005)
                                       --------------- ---------------
  Net cash provided by operating
   activities                                 200,636         225,012
                                       --------------- ---------------
Investing activities:
  Purchase of fixed assets                   (213,309)       (144,622)
  Sale of fixed assets                            572           2,145
  Purchase of investments                        (778)         (1,551)
  Sale of investments                               -             991
                                       --------------- ---------------
  Net cash used in investing
   activities                                (213,515)       (143,037)
                                       --------------- ---------------
Financing activities:
  Repayment of credit facilities              (62,625)        (62,625)
  Debt issuance costs                               -          (1,712)
  Net proceeds from borrowings under
   credit facility                             65,000               -
  Other                                             1               -
                                       --------------- ---------------
  Net cash provided by (used in)
   financing activities                         2,376         (64,337)
                                       --------------- ---------------
Net increase (decrease) in cash and
 cash equivalents                             (10,503)         17,638
Cash and cash equivalents, beginning
 of period                                     29,782         100,144
                                       --------------- ---------------
Cash and cash equivalents, end of
 period                                $       19,279  $      117,782
                                       =============== ===============

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                         OPERATING STATISTICS
       (in thousands, except per customer and penetration data)

                                            Q3        Q2        Q3
                                           2006      2006      2005
                                         --------- --------- ---------

Customer Relationships                    1,395.4   1,375.1   1,334.2

Total Average Monthly Revenue per Basic
 Customer                                  $80.90    $79.65    $73.57

Basic Cable
----------------------------------------
  Homes Passed                            2,456.0   2,445.9   2,417.6
  Basic Cable Customers                   1,318.8   1,302.4   1,271.0
  Basic Cable Penetration                    53.7%     53.2%     52.6%

  Cable Revenue                          $159,677  $160,328  $148,393
  Average Monthly Cable Revenue per
   Basic Customer                          $40.61    $40.97    $39.13

High-Speed Internet ("HSI")
----------------------------------------
  HSI Homes Passed                        2,418.5   2,398.2   2,364.6
  HSI Customers                             579.3     534.5     439.2
  HSI Penetration                            24.0%     22.3%     18.6%

  HSI Revenue                             $60,402   $58,616   $49,677
  Average Monthly HSI Revenue per Basic
   Customer                                $15.36    $14.98    $13.10
  Average Monthly HSI Revenue per HSI
   Customer                                $36.15    $37.24    $39.88

Digital Cable
----------------------------------------
  Digital Universe                        1,255.2   1,243.9   1,222.0
  Digital Customers                         597.7     572.2     489.9
  Digital Cable Penetration                  47.6%     46.0%     40.1%

  Digital Revenue                         $34,979   $34,307   $27,300
  Average Monthly Digital Revenue per
   Basic Customer                           $8.90     $8.77     $7.20
  Average Monthly Digital Revenue per
   Digital Customer                        $19.93    $20.19    $19.14

Telephone
----------------------------------------
  Telephone Universe (marketable homes)   1,008.1     871.8     801.1
  Telephone Customers                       112.9     107.2      80.9
  Telephone Penetration (to marketable
   homes)                                    11.2%     12.3%     10.1%

  Telephone Revenue                       $13,249   $12,528    $9,020
  Average Monthly Telephone Revenue per
   Basic Customer                           $3.37     $3.20     $2.38
  Average Monthly Telephone Revenue per
   Telephone Customer                      $40.13    $40.37    $38.96

Advertising Revenue
----------------------------------------
  Advertising Revenue                     $20,024   $20,020   $18,416
  Average Monthly Advertising Revenue
   per Basic Customer                       $5.09     $5.12     $4.86

Other Revenue
----------------------------------------
  Other Revenue                           $29,774   $25,918   $26,180
  Average Monthly Other Revenue per
   Basic Customer                           $7.57     $6.61     $6.90

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                  NCTA STANDARD REPORTING CATEGORIES
                         CAPITAL EXPENDITURES
                             (unaudited)
                            (in thousands)

                         Three Months   Nine Months    Twelve Months
                             Ended         Ended           Ended
                         September 30, September 30, December 31, 2005
Insight Consolidated         2006          2006
----------------------------------------------------------------------
Customer Premise
 Equipment               $     37,661  $    123,339  $        114,846
Scaleable Infrastructure       15,454        28,115            20,694
Line Extensions                 7,022        20,185            26,813
Upgrade/Rebuild                 3,096        11,552            24,704
Support Capital                 8,311        30,118            33,045
                         ---------------------------------------------
Total Insight
 Consolidated            $     71,544  $    213,309  $        220,102
                         ---------------------------------------------

    CONTACT: Insight Communications
             Sandy Colony, 917-286-2300
             SVP, Communications